Exhibit 10.16

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (the “Agreement”), dated as of January 23, 2008, by and between ESPEED, INC., a New York corporation with offices at 110 East 59th Street, New York, NY 10022 (together with its affiliates, hereinafter the “Company”), and PAUL SALTZMAN, an individual residing at 80 Sulgrave Road, Scarsdale, NY 10583 (hereinafter “Employee”).

RECITAL

WHEREAS, the Company and Employee desire to confirm Employee’s resignation from the Company and all affiliated entities and resignation as a director from such, if any, and to settle certain matters in connection therewith.

NOW THEREFORE, in consideration of the mutual agreements set forth below, the Company and Employee agree:

1. Termination of Employment.

Employee’s resignation from the Company will be effective January 17, 2008 (the “Termination Date”). Employee will receive salary less withholding and other taxes up to and including the Termination Date. In addition, and subject to the policies and practices of the Company, within fourteen (14) days of Employee’s execution of this Agreement, the Company shall reimburse Employee for all reasonable expenses incurred by Employee but not paid prior to the Termination Date. Employee acknowledges and agrees that upon his receipt of such payments, he will be paid in full including for all work performed and will be entitled to no further payments whatsoever.

2. Consulting Period and Other Consideration.

In consideration of and subject to Employee’s execution, return, non-revocation, release and other covenants herein of this Agreement, the Company hereby agrees to provide Employee with additional valuable compensation to which Employee acknowledges and agrees he is not otherwise entitled. Employee and the Company agree to the following:

(a) The $75,000 in Restricted Stock Units which were issued by the Company to Employee in December 2007 in connection with his employment will vest immediately. In addition, the Company confirms that the $50,000 in Restricted Stock Units which were issued by the Company to Employee in 2006 have fully vested.

(b) The Company shall reimburse Employee for his reasonable attorneys fees incurred in connection with the negotiation of this Agreement, up to a maximum amount of $25,000.

(c) The Company will provide Employee with a personal computer substantially similar to the personal computer which was provided to him for his home use in connection with his Employment with the Company.

(d) During the Consulting Period (as defined below), the Company will allow Employee to exercise the 150,000 options in the Company’s Class A Common Stock which were granted to Employee on or about December 20, 2004 and which have an exercise price of $11.47. All other options which were granted to Employee by the Company will expire within ninety (90) days of the Termination Date.

(e) The Company will pay Employee Thirty Eight Thousand Three Hundred and Forty Dollars ($38,340) to be used for eighteen (18) months of continued medical benefits coverage under COBRA under the Company’s group medical plans in which he currently participates (subject to changes in such plans or coverage that are generally applicable to other employees and to the requirements of such plans and applicable law). Should Employee obtain medical insurance in connection with any future employment, he agrees to reimburse the Company for the pro-rata amount of this payment which he has not yet used for the purpose of COBRA.

(d) For the three (3) years following the Termination Date, the Company shall retain Employee as a consultant to perform such duties as may be required by the Company from time to time (the “Consulting Period”).

(e) The Company shall provide Employee with the following payments during the Consulting Period:

1. A payment in the amount of Three Hundred Thousand Dollars ($300,000) within thirty (30) days of the Termination Date;

2. Thirty Three Thousand Three Hundred and Thirty Three Dollars ($33,333) semi-monthly for the period from the Termination Date through the first (1st) anniversary of the Termination Date;

3. Twenty Five Thousand Dollars ($25,000) semi-monthly for the period from the first (1st) anniversary of the Termination Date through the second (2nd) anniversary of the Termination Date;

4. Sixteen Thousand Six Hundred and Sixty Six Dollars ($16,666) for the period from the second (2nd) anniversary of the Termination Date through the third (3rd) anniversary of the Termination Date; and

5. An award of stock in the Company equal to a value of $100,000 on the third (3 rd) anniversary of the Termination Date.

(f) Employee shall receive the payments set forth in Section 2(f) above on or about the 15th and 30th day of each month. The Company shall issue to Employee a Form 1099 at the end of each calendar year in connection with his work on behalf of the Company during the Consulting Period.

(g) During the Consulting Period, Employee agrees that he shall not, alone or with others, directly or indirectly, participate in, engage in, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any entity or person if it or any of its affiliates is engaged in a “Competitive Activity”, which shall be defined as: (i) any business/activity that is in, or seeks to be in, any of the businesses/activities of eSpeed, Inc. as of the Termination Date; (ii) any actual or contemplated business or activity relating to or involving ESX Futures Holdings, LLC, ESX Futures L.P. (collectively, “ESX”), any subsidiary, affiliate, successor or assign of ESX (or either such entity); (iii) any current or contemplated exchange (whether regulated or unregulated, and including without limitation any stock exchange, designated contract market or excluded electronic trading facility, in each case as provided for under the Commodity Exchange Act), derivatives clearing organization, multilateral clearing organization, and/or trade processor; (iv) any current or contemplated entity that acts (or would act) as an interdealer broker; and (v) any current or contemplated consortium or other arrangement between two or more individuals, companies, organizations or governments (or any combination thereof) with the objective of participating in a common activity and/or pooling resources for achieving a common goal and/or commercial goal in the field of securities, futures and/or regularly traded commodities or market data (including without limitation any of the following or an affiliate or successor (or affiliate of a successor) of any of the following: Thomson Tradeweb LLC, ESX, Liquidity Hub Limited, Markit Group Limited, and Fusion).

(h) During the Consulting Period, Employee will not, alone or with others, directly or indirectly, solicit, hire, retain or induce or cause the solicitation, hiring or retention for Employee’s benefit or the benefit of any person or organization other than the Company or one of its affiliates, the employment or other services of any individual employed by the Company or one of its affiliates or serving as a consultant or independent contractor to one of them at the time of such termination or within one (1) year prior thereto.

(i) Both Employee and the Company agree to coordinate reasonably the services that the Company asks Employee to perform during the Consulting Period with Employee’s obligations arising from permitted business activities.

(j) Should Employee violate any of his obligations pursuant to this Agreement, including, but not limited to, the obligations set forth in Sections 2 and 4, the Company may terminate the Consulting Period and Employee will not be entitled to any further payments and shall be required to forfeit all compensation received pursuant to Section 2 of this Agreement.

3. Release of Claims.

Employee hereby agrees and acknowledges that by signing this Agreement and accepting the payments set forth in Section 2, and for other good and valuable consideration, he is waiving his right to assert any and all forms of legal Claims against the Company of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date he executes this Agreement (the “Execution Date”). Except as set forth below, Employee’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date. Without limiting the foregoing general waiver and release, Employee specifically waives and releases the Company from any Claim, to the extent permitted by law, arising from or related to his prior employment relationship with the Company or the termination thereof, including, without limitation:

(a) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended;

(b) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state statute;

(c) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(d) Any other Claim arising under local, state or federal law. Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. Employee acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the economic benefits being provided to his under the terms of this Agreement.

(e) For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

(f) It is the Company’s desire and intent to make certain that Employee fully understands the provisions and effects of this Agreement. To that end, Employee has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because Employee is over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing Employee with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Belinda Gillett, Vice President, Human Resources, ESPEED, INC., 110 East 59th Street, New York, NY 10022. In addition, Employee may rescind his assent to this Agreement if, within seven (7) days after he signs this Agreement, he delivers by hand or sends by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Ms. Gillett at the above-referenced address.

4. Confidentiality, Non-Disparagement and Other Obligations During and After the Consulting Period.

Employee expressly acknowledges and agrees that, during the Consulting Period and thereafter, he is bound by the following obligations:

(a) that Employee promptly will return to the Company all Company documents (and any copies thereof) and property, and that Employee shall sign and abide by the provisions of any confidentiality agreements provided to Employee, the terms of which shall survive the signing of this Agreement. Further, Employee agrees that he will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by Employee and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, financial advisor or, with prior written consent of the Company, such consent not to be unreasonably withheld, to a prospective employer of Employee with who Employee is in advanced discussions, provided that any such individual or entity to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit Employee from participating in an investigation with a state or federal agency, if requested by the agency to do so;

(b) that Employee will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that Employee will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants);

(c) that Employee will make himself available to the Company either by telephone or, if the Company reasonably believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by his on behalf of the Company prior to the Termination Date or during the Consulting Period. Employee further agrees that he will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees. The Company shall reimburse Employee for reasonable documented travel expenses incurred should his presence be required in person;

(d) that Employee will cooperate in connection with such claims or actions including, without limitation, his being available to meet with the Company to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. Employee further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, he will promptly notify the Company of that fact in writing, but in no event later than the next business day or immediately if he already has been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity;

(e) Employee agrees that the Company owns all tangible and intangible work product originated or developed by Employee in connection with his employment, even if developed outside the Company’s premises. Employee agrees that the Company shall have exclusive ownership of any and all right, title and interest in (1) all copyrights, trademarks, service mark rights, patents or processes associated with any work, mark, invention or process produced during the course of his employment which was originated or developed in connection with such employment with the Company or any related party; and (2) any such proprietary rights with respect to any invention or process originated or such proprietary rights with respect to any invention or process originated or developed in connection with Employee’s employment with the Company or any related party reduced to practice following the termination of Employee’s employment, if the invention or process existed in an intangible form prior to such termination, even if it was not workable at that time. Employee agrees to execute any and all documents necessary to protect and preserve the Company’s proprietary rights in copyrights, trademarks, service marks, patents, processes and trade secrets, including at the Company’s request, to confirm such assignment in writing; and

(f) a breach of any of the obligations set forth in this Section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the full consideration provided to Employee under Section 2 of this Agreement and shall provide the Company with the right to terminate the Consulting Period.

5. No Transfer.

Employee represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law, or otherwise, any covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever covered and released by this Agreement.

6. Indemnity and Injunctive Relief.

Employee agrees to indemnify and hold the Company harmless from and against any loss, cost, damage or claim suffered by the Company, including attorneys’ fees, resulting from breach by Employee of any term of this Agreement. Employee further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement, and that in addition to all other remedies, the Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Employee agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy, as permitted by law.

7. Miscellaneous.

(a) This Agreement contains the entire agreement of the parties with respect to the subject matter herein and supersedes all prior discussions, negotiations, and agreements unless specifically incorporated herein;

(b) No modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties hereto;

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which taken together shall constitute one and the same executed Agreement, and this Agreement may be executed and/or delivered by telecopy or electronically, which shall be accepted as if such signatures were original execution signatures;

(d) The invalidity or unenforceability of any particular provision hereof will not affect the other provisions of this Agreement, and this Agreement is to be construed in all respects as if such invalid or unenforceable provision(s) were omitted;

(e) This Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators;

(f) This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that the Company may, without prior consent, freely assign this Agreement to any successor in interest to the Company or any affiliate by merger, consolidation, reorganization or otherwise; and

(g) All amounts paid hereunder shall be subject to withholding and other applicable taxes. The amount due to Employee under this Agreement may be set off by any obligations of Employee to the Company whether under this Agreement or any other agreement or otherwise, whether existing or hereafter arising (including both monetary obligations and the fair market value of any non-cash item and including amounts not yet due), as permitted by law.

(h) A person or entity shall be deemed an “affiliate” or another person or entity if it controls, is controlled by or is in common control with such other person or entity.

8. Choice of Law and Forum.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. Employee and the Company agree that any disputes, differences or controversies arising under this Agreement or related to Employee’s employment with he Company shall be litigated exclusively in the Supreme Court of the State of New York, New York County. Employee hereby irrevocably consents to the service of process by registered U.S. mail, postage prepaid, to his address as set forth herein.

9. Binding Agreement.

This Agreement or any version thereof shall not be considered an offer and shall only be enforceable if and when both parties execute the Agreement.

10. Employee’s Representations and Warranties.

Employee represents and warrants to the Company that (i) he understands fully and has been advised of the right to discuss all aspects of this Agreement with counsel, (ii) he has read this Agreement carefully and understands fully all of its provisions, (iii) that no representations of any kind have been made by the Company inducing his to enter into this Agreement; and (iv) that he is signing this Agreement voluntarily and with the intent to be bound thereby.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date indicated below.

ESPEED, INC.

Date: 01/23/08	By:	/S/ HOWARD W. LUTNICK
Name: Howard W. Lutnick
Title: Chairman, Chief Executive Officer and President

Date: 01/23/08	By:	/S/ PAUL SALTZMAN
PAUL SALTZMAN